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                                                                     EXHIBIT 5.1


                      [MORRISON & FOERSTER LLP LETTERHEAD]



                                November 20, 2002

Stratex Networks, Inc.
170 Rose Orchard Way
San Jose, California 95134

Ladies and Gentlemen:

               At your request, we have examined the Registration Statement on Form S-8 to be filed by Stratex Networks, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 560,497 shares of the Company's common stock, $0.01 par value per share (the "Shares"). The Shares are reserved for issuance pursuant to the Company's 1999 Employee Stock Purchase Plan. As counsel to the Company, we have examined the proceedings taken by the Company in connection with the registration of the Shares.

               It is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement and the related Prospectus, will be legally and validly issued, fully paid and nonassessable.

               We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

                                Very truly yours,

                                /s/ Morrison & Foerster, LLP